UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240. 14a-12
Valaris Limited
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Valaris Limited Clarendon House 2 Church Street Hamilton, Bermuda HM11 www.valaris.com

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT RELATING TO
THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON 8 JUNE 2022

On 19 April 2022, Valaris Limited (“Valaris,” “we,” “our” or the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (“SEC”), which was distributed in connection with the Company’s Annual General Meeting of Shareholders to be held on 8 June 2022. The Proxy Statement included Proposal No. 3 pertaining to the resolution to approve, on a non-binding advisory basis, the compensation of our named executive officers (the “Say-on-Pay Resolution”).

On 24 May 2022, Institutional Shareholder Services Inc. (“ISS”) issued its proxy analysis and benchmark voting policy recommendations. In its report, ISS recommended that shareholders vote “against” the Say-on-Pay Resolution. In particular, ISS stated that Mr. Thomas Burke, the former President and Chief Executive Officer of the Company, appeared to have terminated employment voluntarily and argued that severance is only appropriate upon involuntary terminations. We are providing these supplemental proxy materials to provide Valaris shareholders with additional, clarifying information regarding Mr. Burke’s termination, as well as the terminations of Mr. Jonathan Baksht, the Company’s former Executive Vice President and Chief Financial Officer and Mr. Alan Quintero, the Company’s former Senior Vice President – Business Development. We respectfully disagree with the recommendation of ISS, including the characterization of Mr. Burke’s separation as voluntary. The separations of Messrs Burke, Baksht and Quintero were not voluntary because each separation was for “good reason.”

Mr. Burke resigned from his employment with the Company effective as of 2 September 2021 with “good reason,” as defined under his employment agreement with the Company dated 30 April 2021, which was previously filed with the SEC as Exhibit 10.6 to the Company’s Current Report on Form 8-K on 30 April 2021 (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, Mr. Burke became contractually entitled to receive the severance payments and benefits that were ultimately paid to him upon such resignation. Such payments were expressly subject to Mr. Burke’s execution of a release of claims, which, in accordance with the legal customs and requirements of the United Kingdom, Mr. Burke delivered in the form of the Settlement Agreement he entered into with the Company dated 14 September 2021. Mr. Burke’s termination was a resignation for good reason, and the severance payments and benefits that Mr. Burke received were contractually required to be paid to him under the terms of the Employment Agreement. The Company paid him no additional or supplemental severance.

Similarly, Mr. Baksht and Mr. Quintero each resigned from his employment with the Company for “good reason” effective as of 2 September 2021. The severance payments and benefits provided to Mr. Baksht and Mr. Quintero were made pursuant to the terms of the Valaris Executive Severance Plan, which was previously filed with the SEC as Exhibit 10.5 to the Company’s Current Report on Form 8-K on 30 April 2021 (the “Severance Plan”). Each of Mr. Baksht and Mr. Quintero were “Initial Participants” (as defined in the Severance Plan) in the Severance Plan, and their resignations qualified as resignations for “good reason” as defined under the Severance Plan. As disclosed in the Proxy Statement, Mr. Baksht and Mr. Quintero each entered into separation agreements with the Company, as required by the Severance Plan as a condition of receipt of their severance payments and benefits. The Company paid them no additional or supplemental severance.

This supplement to the Proxy Statement is being filed with the SEC and made available to the Company's shareholders on or about 26 May 2022. The Proxy Statement, as well as the Company’s Annual Report on Form 10-K for the year ended 31 December 2021, are available at https://www.valaris.com/investors/financials/sec-filings.

We are asking for your support by voting “FOR” all proposals at the Company’s Annual General Meeting of Shareholders, including Proposal No. 3, the Say-on-Pay Resolution.

Except as amended or supplemented by the information contained in this supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.